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                                                                     EXHIBIT 23

                         INDEPENDENT AUDITORS' CONSENT

US LEC Corp.

  We consent to the incorporation by reference in Registration Statement No. 333-78075 and Registration Statement No. 333-61617 of US LEC Corp. and subsidiaries on Form S-8 of our report dated February 29, 2000, which report includes an emphasis of a matter paragraph as to a significant portion of the Company's accounts receivable and revenues relating to reciprocal compensation which is currently in dispute; included in and incorporated by reference in this annual report on Form 10-K/A of US LEC Corp. and subsidiaries for the year ended December 31, 1999.

DELOITTE & TOUCHE LLP

Charlotte, North Carolina
May 15, 2000